EXHIBIT 99.1
Andover Ventures subsidiary, Chief Consolidated Mining Company signs Agreement with Anglo American and Purchases Korea Zinc Interest in Tintic Utah Metals Joint Venture
     VANCOUVER, Sept. 10 /CNW Telbec/ — ANDOVER VENTURES (“Andover” or the “Company”) (AOX: TSX-V; R2X — FRANKFURT) is pleased to announce today that Anglo American US (Utah) Inc. (“Anglo”), (NASD:AAUK), an indirect wholly-owned subsidiary of Anglo American plc, a major internationally diversified mining company and Chief Consolidated Mining Company (“Chief”), (CFCM-OTC.BB) have executed and delivered a Limited Liability Company Agreement (“The LLC Agreement”) in order to form the Big Hill LLC (“The Company”). The Big Hill LLC is a limited liability company to be incorporated under the laws of the State of Delaware in order to explore for and, if justified, develop a porphyry copper-gold-molybdenum target located on claims in Utah, USA, presently owned by Chief or its wholly or partially owned subsidiaries (collectively the Company Property).
     The porphyry target is located in the Tintic Mining District near Provo, Utah. A stockwork of quartz veinlets occupies the core zone of the target area with a lithocap superimposed on the stockwork, a process termed telescoping. Lithocaps usually define the shallow parts of porphyry copper systems typically above the main Cu-Au+/- Mo zone. Anglo will become, upon incorporation of the Company, the owner of a 55% membership interest in the Company, in return for its covenant to fund all costs and expenditures of a program to complete a Pre-Feasibility Study on or before the third anniversary of the execution of the LLC Agreement and a Full Feasibility Study acceptable for senior financing, on or before the fifth anniversary of the execution of the LLC Agreement.
     Chief, upon incorporation of the Company, will have a 45% membership interest in the Company in return for its assignment of the Company Property to the Company. Mr. Brian Mountford, a director of Chief, and Dr. Richard Sillitoe are responsible for identifying the porphyry target. Mr. Mountford was responsible for negotiating the terms of the LLC Agreement with Anglo and will have a 5% beneficial interest in the Company held in Trust by Chief. Anglo, in its capacity after incorporation of the Company, as the Manager of the Company, proposes to commence drilling on the Company Property as soon as possible and anticipates a September 2008 start.
     Whilst Chief directly owns some of the Chief property, the bulk of the Company Property is owned by Tintic Utah Metals Joint Venture (“TUMJV”) (approximately 75% Chief and 25% Korea Zinc). Korea Zinc, Chief and Andover Ventures (TSX-V-AOX) have reached an Agreement whereby Andover/Chief will purchase outright all of Korea Zinc’s interest in the TUMJV for $3,000,000.
     Separate and excluded from the Anglo Agreement, Chief owns additional property in the District that it proposes to develop. The immediate plans for this land package will be described in a press release following the dissemination of this release.

     Brian Mountford., P. Eng., and Director of Andover a qualified person under NI-43-101 has reviewed the content of this news release.
     For more information we invite you to visit us at www.andoverventures.com.
ON BEHALF OF THE BOARD
Signed “Gordon Blankstein”
Gordon Blankstein
Director
The TSX Venture Exchange has not reviewed nor does it accept responsibility for the adequacy or accuracy of this press release.
For further information: Investor Relations: Richard Martens, (604) 682-2168, Int’l Toll Free: 1-800-266-4484, Facsimile: (604) 682-2169; Renmark Financial Communications Inc.: Jen Power, jpower@renmarkfinancial.com; Neil Murray-Lyon, nmurraylyon@renmarkfinancial.com; (514) 939-3989, Fax: (514) 939-3717; www.renmarkfinancial.com